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                                  EXHIBIT 99.1




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                                                                    NEWS RELEASE
[PGA Letterhead]

FOR IMMEDIATE RELEASE                         Contact:  Mr. Ken R. Bramlett, Jr.
                                                        Senior Vice President
                                                        (704) 442-5100


                        PERSONNEL GROUP OF AMERICA, INC.
             TO ACQUIRE VITAL COMPUTER SERVICES INTERNATIONAL, INC.
                         ------------------------------
                        COMPANY ALSO ANNOUNCES PLANS TO
                            OFFER SUBORDINATED NOTES

CHARLOTTE, NC (May 22, 1997) - Personnel Group of America, Inc. (NYSE:PGA), a leading information technology and personnel staffing services company headquartered in Charlotte, today announced that it has signed a definitive agreement to acquire Vital Computer Services International, Inc., a leading New York-based provider of information technology staffing and consulting services to the banking and financial institutions, insurance, telecommunications and pharmaceuticals industries. The acquisition is expected to close in early June 1997.

     Founded in 1970, Vital has offices in New York City; Livingston, New Jersey; Washington, D.C.; and Miami, Florida, generated revenues of approximately $33.2 million in 1996 and currently has over 360 consultants on assignment. Vital's service offerings include software and systems design, development and integration, technical writing, help desk support and related services. Vital also markets a Year 2000 solution to its customers under a commission arrangement with Peritus Software, Inc.

     "We are extremely pleased to announce the addition of Vital Computer Services to our company, as the acquisition will mark our entry into the information technology sector in the New York City metropolitan area and in Washington, D.C. and Miami," said Edward P. Drudge, Jr., chairman and chief executive officer of PGA. "With Vital, our Information Technology Division will have strong operations in six key East Coast markets, and we would expect Vital to provide a strong complement to our other IT operations in the Pacific Northwest, Northern California and the Midwest. For example, we hope to begin rolling Vital's Year 2000 service offerings out to our existing IT operations immediately. Additionally, in the New York City metropolitan area, Vital will allow us to diversify the services currently being provided by our existing New York commercial staffing companies, Word Processing Professionals, Rosemary Scott Temporaries and Temp Connection.



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PGA to Acquire Vital Computer Services
Page 2
May 22, 1997



     "Charlie Campisi and Mike Lebowitz have directed the growth of Vital into a very profitable organization with a leading market position in the New York City area. Just as we have in the past, we will preserve Vital's brand name and continue to build on the excellent reputation for quality service that Charlie and Mike and their team have developed over the last 27 years in the industry."

     In other news, PGA announced that it intends, subject to market and other conditions, to raise up to $100 million pursuant to a private placement of senior subordinated notes. The Company said that it will use the net proceeds to repay existing indebtedness, including indebtedness outstanding under its bank credit facilities. Amounts used to repay certain of such indebtedness may be reborrowed to fund acquisitions and for other corporate purposes. No other terms were disclosed. The securities to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

     Personnel Group of America, Inc. provides a full spectrum of information technology staffing and consulting services, commercial staffing services and health care staffing services. With the Vital acquisition, PGA will broaden its geographic coverage to 197 offices in 37 states and the District of Columbia. Following the Vital acquisition, the Information Technology Division will be comprised of nine companies; the Commercial Staffing Division will be comprised of 13 companies; and the Health Care Services Division will continue to operate exclusively under the Nursefinders brand.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or condition of the Company are fluctuations in the economy, the degree and nature of competition, demand for the Company's services, changes in laws and regulations affecting the Company's business, the Company's ability to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.


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